CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement on Form SB-2, amendment 2, of our report dated April 30, 2005, as to note 17 the date is September 27, 2005, with respect to the audit of the consolidated financial statements of Royal Capital Management, Inc. We also consent to the reference of our firm under the “Experts” and “Summary Financial Information” in the prospectus.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey

October 28,	2005